EXHIBIT 5.1


                                      Rogers & Wells LLP
                                      200 Park Avenue
                                      New York, NY  10166
                                      Tel: (212) 878-8000  Fax: (212) 878-8375





June 4, 1998

Municipal Mortgage and Equity, L.L.C.
218 North Charles Street, Suite 500
Baltimore, MD 21201

Re:  Registration on Form S-3

Ladies and Gentlemen:

We have acted as special counsel for Municipal Mortgage and Equity, L.L.C., a Delaware limited liability company (the "Company"), in connection with the Registration Statement on Form S-3 (the "Registration Statement"), filed by the Company with the Securities and Exchange Commission (the "Commission") for registration under the Securities Act of 1933, as amended (the "Securities Act"), of securities of the Company consisting of (i) growth shares of limited liability interest (the "Common Shares"); (ii) preferred shares of limited liability company interest (the "Preferred Shares"); and (iii) warrants or other rights to purchase Common Shares, Preferred Shares, or any combination thereof, as may be designated by the Company at the time of the Offering ("Warrants" and, collectively with the Common Shares and the Preferred Shares, the "Securities") to be offered from time to time by the Company for aggregate proceeds of up to $175,000,000. All of the Securities have no par value. Capitalized terms used and not otherwise defined herein have the respective meanings ascribed to such terms in the Registration Statement.

In so acting, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of the Company's Amended and Restated Certificate of Formation and Operating Agreement (the "Operating Agreement") and such corporate records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below. As to factual matters relevant to the opinions set forth below we have, with your permission, relied upon certificates of officers of the Company and public officials.

Based upon the foregoing and on such examination of law as we have deemed necessary, we are of the opinion that:

1. The Common Shares have been duly authorized by all necessary limited liability company action and when specifically authorized for issuance by all necessary action of the Company's Board of Directors (the "Board"), and when issued, delivered and paid for in accordance with such authorization, or upon conversion, exchange or exercise of any Preferred Shares or Warrants in accordance with the terms of such Preferred Shares

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Municipal Mortgage and Equity, L.L.C.                                    Page 2
June 4, 1998


     or Warrants, as the case may be, or the instrument governing such Preferred Shares or Warrants providing for such conversion, exchange or exercise as approved by the Board, for the consideration approved by the Board, such Common Shares will be validly issued, fully paid and nonassessable (subject to the Distribution Liability (as defined in the Operating Agreement)).

2. The Preferred Shares, as described in the prospectus contained in the Registration Statement, have been duly authorized by all necessary limited liability company action and when (a) the Board has created the Preferred Shares by setting the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption, and (b) the Preferred Shares have been issued, delivered and paid for in accordance with such authorization, such Preferred Shares will be validly issued, fully paid and nonassessable
     (subject to the Distribution Liability (as defined in the Operating Agreement)).

3. With respect to the Warrants, when (a) the Board has taken all necessary limited liability company action to approve the creation of and the issuance and terms of the Warrants, the terms of the offering thereof, and related matters, (b) the warrant agreement or agreements relating to the Warrants have been duly authorized and validly executed and delivered by the Company and the warrant agent appointed by the Company, and (c) the Warrants or certificates representing the Warrants have been duly executed, countersigned, registered and delivered in accordance with the appropriate warrant agreement or agreements and the applicable definitive purchase, underwriting or similar agreement approved by the Board and against payment of the consideration therefor provided for therein, the Warrants will be validly issued.

In rendering the foregoing opinions, we have assumed that (i) the definitive terms of each class and series of the Securities not presently provided for in the Registration Statement or the Operating Agreement will have been established in accordance with all applicable provisions of law, the Operating Agreement and the Company's by-laws and the authorizing resolutions of the Board, and reflected in appropriate documentation approved by us, (ii) the Registration Statement, and any amendments thereto, will have become and at the time of issuance of the Securities will continue to be effective, (iii) a Prospectus Supplement describing each class or series of Securities offered pursuant to the Registration Statement will have been filed with the Commission, (iv) the resolutions authorizing the Company to register, offer, sell, and issue the Securities will remain in effect and unchanged at all times during which the Securities are offered, sold, or issued by the Company and (v) all Securities will be issued in compliance with applicable federal and state securities laws.

We are members of the Bar of the State of New York and the opinions set forth in this letter relate only to the federal laws of the United States of America, the laws of the State of New York and the Delaware Limited Liability Company Act. References in this letter to governmental authorities are limited to federal and New York State authorities.

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Municipal Mortgage and Equity, L.L.C.                                    Page 3
June 4, 1998


We understand that prior to offering for sale any Securities you will advise us in writing of the terms of such offering and of such Securities, will afford us an opportunity to review the operative documents (including the applicable Prospectus Supplement and any applicable underwriting agreement) pursuant to which the Securities are to be offered, sold, and issued and will file as an exhibit to the Registration Statement such supplement or amendment to this opinion (if any) as we may reasonably consider necessary or appropriate by reason of the terms of such Securities or any changes in the Company's capital structure or other pertinent circumstances.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us in the Prospectus under the caption "Legal Matters." In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the Rules and Regulations of the Commission thereunder.

Very truly yours,


/s/ Rogers & Wells LLP




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